EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:	Paul Warburg
Central Garden & Pet
(925) 299-7495

CENTRAL GARDEN & PET ANNOUNCES PRELIMINARY THIRD QUARTER

FISCAL 2004 RESULTS AND REVISES EARNINGS GUIDANCE

• Weak June Grass Seed Sales and Margins

• 11-13% EPS Growth Forecasted for Fiscal 2004

LAFAYETTE, CALIFORNIA, July 12, 2004 – Central Garden & Pet Company (NASDAQ: CENT) today revised its previous earnings guidance for the fiscal year ending September 26, 2004 to $1.92 to $1.96 per diluted share. The revised fiscal 2004 revenue guidance is approximately $1.25 billion.

“Central Garden & Pet’s Garden Products segment, especially the grass seed operations, did not meet our expectations for the month of June and the third quarter,” noted Glenn Novotny, Central’s President and Chief Executive Officer. “Consistent with reports from our major retail customers, our Garden Products segment experienced a soft start to the summer season as June retail sales were especially weak and retailers reduced purchasing to control inventories. These results were due largely to unusually cool and wet weather across most of the country and weaker consumer spending which adversely impacted the demand for grass seed.”

Grass seed sales for the month of June declined approximately 40% at significantly lower margins when compared to June 2003. This weakness was partially off-set by increased demand for lawn care and pest control products in the Garden Products segment.

Mr. Novotny added, “The Pet Products segment continues to perform well, within the 5-7% previously forecasted organic sales growth range and continues to benefit from strategic acquisitions completed earlier this year.”

The Company anticipates reporting fully-diluted earnings per share for the fiscal third quarter 2004 between $0.84 and $0.86 and revenue of approximately $370 million. Central Garden & Pet is scheduled to release fiscal third quarter 2004 earnings on August 5.

“While we are extremely disappointed by the soft summer season, we continue to be optimistic about the Company’s overall progress and position in the marketplace,” concluded Mr. Novotny. “We are continuing to build upon our competitive advantages: An excellent and increasingly broad portfolio of brands; positive demographic trends; development of and launching innovative new products; our strategic distribution network; and the financial strength to pursue our disciplined growth-through-acquisition strategy.”

The Company will host a conference call to discuss the revised guidance and business outlook on Monday, July 12, at 8:30 a.m. Eastern Time. The dial-in information for the call is:

•	800.901.5231 (United States)

•	617.786.2961 (International)

•	The passcode is 101 29 783

The conference call can also be accessed over the Internet by logging on to www.centralgardenandpet.com. To listen to the webcast, please log on to the website prior to the scheduled call time to register and download any necessary audio software.

Central Garden & Pet Company is a leading innovator, marketer and producer of quality branded products for the pet and lawn and garden supplies markets. Our pet products include pet bird and small animal food, aquarium products, flea, tick, mosquito and other pest control products, edible bones, cages, carriers, pet books, and other dog, cat, reptile and small animal products. These products are sold under a number of brand names, including Kaytee, All-Glass Aquarium, Oceanic, Kent Marine, Zodiac, Pre-Strike, Altosid, Nylabone, TFH, Four Paws and Interpet. Our lawn and garden products include grass seed, wild bird food, weed and insect control products, decorative outdoor patio products and ant control products. These products are sold under a number of brand names, including Pennington, Norcal Pottery, New England Pottery, GKI/Bethlehem Lighting, Lilly Miller, Matthews Four Seasons, AMDRO and Grant’s. For additional information on Central Garden & Pet, including access to the Company’s SEC filings, please visit the Company’s website at http://www.centralgardenandpet.com/.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts, including projected earnings guidance, are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks are described in the Company’s Securities and Exchange Commission filings, including, without limitation, the resolution of the litigation between the Company and Herbert Axelrod. Central undertakes no obligation to publicly update these forward-looking statements to reflect new information, subsequent events or otherwise.

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